EXHIBIT 99.1
NEWS RELEASE

CONTACTS
Media Cheryl Gossin: 585-678-7191 Amy Martin: 585-678-7141	Investor Relations Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Reports
Fiscal 2016 Results and Fiscal 2017 Outlook

•	Achieves fiscal 2016 comparable basis EPS of $5.43 and reported basis EPS of $5.18

•	Generates $522 million of free cash flow and $1.4 billion of operating cash flow for fiscal 2016

•	Provides fiscal 2017 outlook; expects comparable basis EPS of $6.05 - $6.35 and reported basis EPS of $6.00 - $6.30

•	Projects free cash flow of $250 - $350 million for fiscal 2017 including operating cash flow target of at least $1.5 billion and total capital expenditure estimate of $1.25 - $1.35 billion

•	Agrees to purchase The Prisoner Wine Company portfolio of super-luxury brands; transaction expected to be accretive for fiscal 2017

•	Nava brewery and glass plant expansions progressing as planned

•	Declares quarterly dividend of $0.40 per share Class A and $0.36 per share Class B common stock, a 29% increase

•	Repurchases approximately 246,000 shares of common stock for $34 million during fourth quarter 2016

•	Evaluates merits of an IPO for a portion of the Canadian Business

Fiscal 2016 Financial Highlights*
(in millions, except per share data)
	Comparable	% Change	Reported	% Change
Net sales	$6,548	9%	$6,548	9%

Operating income	$1,866	18%	$1,765	18%

Operating margin	28.5%	+220 bps	27.0%	+210 bps

Earnings before interest and taxes (EBIT)	$1,892	18%	NA	NA

Net income attributable to CBI	$1,107	24%	$1,055	26%

Diluted net income per share attributable to CBI (EPS)	$5.43	22%	$5.18	24%

*Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
NA=Not Applicable

VICTOR, N.Y., April 6, 2016 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, reported today its fiscal 2016 results.
“It has proved to be another dynamic year of significant accomplishments and impressive financial results for Constellation,” said Rob Sands, president and chief executive officer, Constellation Brands. “In fiscal 2016, our beer business delivered industry-leading market results as the #1 growth contributor in the U.S. beer category, achieving stellar growth across the portfolio. We also acquired Ballast Point, one of the most awarded, major craft brewers in the industry, and solidified our position in the high-end segment of the U.S. beer market. We successfully completed our first 5 million hectoliter capacity expansion at our Nava brewery, and we began investing in a new, state-of-the art brewery in Mexicali, Mexico, in order to support the ongoing momentum of our iconic Mexican beer brands. In our wine and spirits business, we further strengthened the financial profile by channeling resources and brand-building investments toward higher-growth, higher-margin brands. This strategy, combined with the Meiomi wine acquisition, helped to drive healthy margin expansion and earnings growth. Overall, we are excited to build on the success of fiscal 2016, as we are targeting impressive results for the coming year,” said Sands.
Today, the company announced an agreement to acquire The Prisoner Wine Company brands, a fast-growing, super-luxury portfolio of five highly rated wine brands that have grown volumes at an annual rate of 30% over the last three years to reach 175,000 cases in 2015. “This acquisition aligns with our portfolio premiumization strategy, enables us to capitalize on U.S. market trends that favor high-end wine brands and strengthens our position in the dynamic and margin enhancing super-luxury wine category,” said Sands. The cash paid at closing for the deal is expected to approximate $285 million. The transaction is expected to close by the end of April 2016 and to be $0.03 to $0.05 accretive to EPS for fiscal 2017.
Constellation is also announcing today that the company is evaluating plans to execute an IPO for a portion of the Canadian wine business. “As part of our ongoing strategic efforts to identify opportunities to create value for our shareholders and strengthen the financial profile of our wine and spirits business, we are evaluating the merits of an initial public offering for a portion of our Canadian wine business,” said Sands. “In fiscal 2016, our business in Canada delivered excellent overall financial results, outperformed the industry and gained market share, and we believe its full value is not being recognized. An IPO will create better visibility to this dynamic part of the business. A final decision regarding whether to pursue a potential initial public offering is expected to be made later this calendar year,” added Sands.
Fiscal 2016 Net Sales Commentary
For the year, the company generated consolidated net sales growth of nine percent. This reflects organic net sales growth on a constant currency basis of eight percent and acquisition benefits from Meiomi and Ballast Point, partially offset by unfavorable currency impact.
Organic net sales for beer increased 13 percent primarily due to volume growth and favorable pricing. Beer depletions grew 12 percent, reflecting strong consumer demand for the beer portfolio.
“The exceptional marketplace results and market share gains delivered by our beer business were driven by Modelo Especial and Corona Extra, and complemented by the solid growth of our remaining stable of beer brands.

This performance reflects ongoing excellent commercial execution and best-in-class brand marketing initiatives,” said Sands.
Wine and spirits organic net sales on a constant currency basis increased three percent. This primarily reflects volume growth and favorable mix. Fiscal 2016 net sales benefited from the overlap of a planned U.S. distributor inventory destocking during fiscal 2015, partially offset by the overlap of a “make-whole” distributor payment associated with this activity.
“Our focus brands strategy is working as we are reaping the benefits of investments in these key wine brands, which posted depletion growth of five percent for the year, driven by Kim Crawford, Meiomi, Ruffino, Black Box, SIMI, Clos du Bois, The Dreaming Tree and Woodbridge by Robert Mondavi. Our spirits portfolio generated solid growth for the year driven by the continued success of our flavored line extensions for Paul Masson Grande Amber Brandy and SVEDKA Vodka. The Casa Noble tequila brand is one of the fastest-growing tequila brands in the U.S. and gained market share for the year,” said Sands.
Fiscal 2016 Operating Income and Net Income Commentary
For the year, consolidated comparable basis operating income increased 18 percent.
Beer operating income increased 24 percent primarily due to organic volume growth, favorable pricing and lower cost of product sold, partially offset by increased marketing spend. The eight percent increase in wine and spirits operating income primarily reflects the benefit of the Meiomi acquisition, lower cost of product sold and organic volume growth, partially offset by higher marketing spend.
For the year, pre-tax comparable adjustments totaled $77 million as compared to $87 million for the prior year.
Interest expense for the year totaled $314 million, a decrease of seven percent. The decrease was primarily due to lower average interest rates.
The comparable basis effective tax rate for fiscal 2016 was 29.6 percent compared to 29.5 percent for fiscal 2015.
Free Cash Flow Commentary
Free cash flow for fiscal 2016 totaled $522 million compared to $362 million for the prior year. Benefits from the growth of the beer business were partially offset by higher capital expenditures related primarily to the expansion of the company’s Mexican operating platform.
“Our strong earnings and operating cash flow growth continue to enhance our financial profile and create significant financial flexibility. This has enabled us to finish fiscal 2016 with a net debt to comparable basis EBITDA ratio below the 4 times mark, even as we made significant capital investments in our Mexican operations, acquired Meiomi and Ballast Point, initiated a dividend and repurchased shares,” said David Klein, chief financial officer, Constellation Brands. “We are significantly increasing our dividend for the coming year and expect to continue to grow operating cash flow with a goal of $1.5 to $1.7 billion for fiscal 2017. Ongoing investments in our Mexican operations will drive our targeted free cash flow for fiscal 2017 to be in the range of $250 to $350 million,” said Klein.

Fourth Quarter 2016 Financial Highlights*
(in millions, except per share data)
	Comparable	% Change	Reported	% Change
Net sales	$1,543	14%	$1,543	14%

Operating income	$435	24%	$411	16%

Operating margin	28.2%	+240 bps	26.6%	+50 bps

EBIT	$433	24%	NA	NA

Net income attributable to CBI	$243	17%	$243	13%

EPS	$1.19	16%	$1.19	12%
Fourth Quarter 2016 Net Sales Commentary
For the quarter, the company generated consolidated net sales growth of 14 percent. This reflects organic net sales growth on a constant currency basis of 10 percent and acquisition benefits from Meiomi and Ballast Point, partially offset by unfavorable currency impact.
Organic net sales for beer increased 18 percent primarily due to volume growth and favorable pricing. Wine and spirits net sales on an organic constant currency basis increased four percent primarily driven by volume growth.
Fourth Quarter 2016 Operating Income and Net Income Commentary
For the quarter, consolidated comparable basis operating income increased 24 percent.
Beer operating income increased 29 percent primarily due to organic volume growth, favorable pricing and lower cost of product sold, partially offset by increased selling, general and administrative expenses driven largely by higher marketing spend. The 14 percent increase in wine and spirits operating income primarily reflects the benefit of the Meiomi acquisition, organic volume growth and lower cost of product sold, partially offset by increased marketing spend.
Interest expense for fourth quarter 2016 totaled $84 million, an increase of four percent. The increase was due to higher average borrowings.
The comparable basis effective tax rate for fourth quarter 2016 was 29.8 percent. This compares to a 23.2 percent tax rate for the prior year fourth quarter which reflected the benefit of certain foreign tax credits.
Quarterly Dividend and Share Repurchases
On April 5, 2016, Constellation’s board of directors declared a quarterly cash dividend of $0.40 per share of Class A Common Stock and $0.36 per share of Class B Common Stock, payable on May 24, 2016, to stockholders of record as of the close of business on May 10, 2016. This represents a 29 percent increase in the dividend rate per share for both the Class A and Class B Common Stock.
During fourth quarter 2016, the company repurchased approximately 246,000 shares of common stock for $34 million.

Outlook
The table below sets forth management’s current EPS expectations for fiscal 2017 compared to fiscal 2016 actual results, both on a comparable basis and a reported basis.

	Comparable Basis		Reported Basis
	FY17 Estimate	FY16 Actual	FY17 Estimate	FY16 Actual
Fiscal Year Ending Feb. 28/29	$6.05 - $6.35	$5.43	$6.00 - $6.30	$5.18
For fiscal 2017, the beer business is targeting net sales and operating income growth in the range of 14 - 17 percent that includes an estimated incremental benefit from the Ballast Point acquisition. For the wine and spirits business, the company expects net sales growth in the mid single-digit range and operating income growth to be in the mid to high single-digit range. These growth rates include estimated incremental benefits from the Meiomi and Prisoner acquisitions.
Full-year fiscal 2017 guidance also includes the following current assumptions:

•	Interest expense: approximately $325 - $335 million

•	Tax rate: approximately 29 percent

•	Weighted average diluted shares outstanding: approximately 206 million

•	Free cash flow: approximately $250 - $350 million

•	Operating cash flow: approximately $1.5 - $1.7 billion

•	Capital expenditures: approximately $1.25 - $1.35 billion
The beer segment’s capital investment projects in Mexico (outlined in the table below) remain on track from an overall estimated cost and timing of completion perspective.

Mexico Beer Expansion Capital Expenditures (1)
(in millions)
	FY 2014 - 2015	FY 2016	FY 2017	FY 2018 - 2021	Total (2)
Nava Projects (3)	$725	$650	$675 - $725	$400 - $450	$2,500

Mexicali Brewery Build (4)		$125	$425 - $475	$1,400 - $1,450	$2,000

Total	$725	$775	$1,100 - $1,200	$1,800 - $1,900	$4,500

(1)	Some rounding for presentation purposes.

(2)	Based on implied midpoint for all ranges.

(3)	Includes 10M HL to 27.5M HL brewery capacity expansion; and glass plant warehouse, rail and furnace expansion. Expected to be completed by early calendar 2018.

(4)	Includes 10M HL capacity and land, water rights, infrastructure and other site requirements to accommodate scalability to 20M HL capacity. Expected to be completed by end of calendar 2020.
Conference Call
A conference call to discuss fourth quarter and full year fiscal 2016 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer David Klein on Wednesday, April 6, 2016 at 10:30 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments), and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.
Explanations
Reported basis (“reported”) operating income, net income and EPS are as reported under generally accepted accounting principles. Operating income, net income and EPS on a comparable basis (“comparable”), exclude items that affect comparability (“comparable adjustments”), as they are not reflective of core operations of the segments. The company’s measure of segment profitability excludes comparable adjustments, which is consistent with the measure used by management to evaluate results.
The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT, net debt, comparable basis effective tax rate and free cash flow.
Supplemental Financial Information
Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. In 2015, Constellation was one of the top performing stocks in the S&P 500 Consumer Staples Index. Constellation is the number three beer company in the U.S. with high-end, iconic imported brands including Corona Extra, Corona Light, Modelo Especial, Negra Modelo, Pacifico, and Ballast Point, one of the most awarded craft brewers in the U.S. Constellation is also the world’s leader in premium wine selling great brands that people love including Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Franciscan Estate, Ruffino and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka and Black Velvet Canadian Whisky.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand-building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and approximately 9,000 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.
Forward-Looking Statements
The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, financial position, estimated revenues, projected costs, estimated EPS, expected cash flow, prospects, future payments of dividends, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation Brands may reiterate the Projections. Prior to the start of the company’s quiet period, which will begin at the close of business May 31, 2016, the public can continue to rely on the Projections as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur. The Prisoner Wine Company transaction is subject to the satisfaction of certain closing conditions and receipt of any required regulatory approvals. The decision whether to pursue a potential initial public offering of a portion of the company’s Canadian business (the “Canadian IPO”) is subject to the determination and discretion of the company. There can be no assurance that either The Prisoner Wine Company transaction or the Canadian IPO will occur or will occur on the timetables contemplated hereby.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	completion of The Prisoner Wine Company transaction under the expected terms;

•
Mexicali brewery construction and Nava brewery expansion activities and joint venture glass plant expansion activities take place with expected scope, on expected terms and timetable, and with receipt of any necessary permits and regulatory approvals;

•	accuracy of supply projections, including those relating to Mexicali brewery construction and Nava brewery expansion and glass sourcing;

•
timeframe and actual costs associated with beer supply, Mexicali brewery construction and Nava brewery expansion and glass sourcing, including joint venture glass plant expansion, may vary from management’s current expectations due to market conditions, the company’s cash and debt position, and other factors as determined by management;

•	free cash flow, operating cash flow and capital expenditures to support long-term growth may vary from management’s current estimates;

•	timing and volume amount of beer shipments to wholesalers may vary from current expectations due to actual consumer demand;

•	accuracy of projections associated with the acquisition of the Meiomi wine brand and the Ballast Point business, and the expected acquisition of The Prisoner Wine Company brand portfolio;

•	the impact of and the ability to realize the anticipated benefits of acquisitions, including as a result of difficulty in integrating the businesses of the companies involved;

•	the exact duration of the share repurchase implementation and the amount and timing of any additional share repurchases;

•	amount and timing of future dividends are subject to the determination and discretion of the Board of Directors;

•
ability to use cash flow to fund dividends could be affected by unanticipated increases in net total debt, inability to generate cash flow at the levels anticipated, and failure to generate expected earnings;

•	raw material and water supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in lower than expected sales or higher than expected expenses;

•	general economic, geo-political and regulatory conditions, instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company’s reported financial position, results of operations or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements; and

•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2015, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

	February 29, 2016	February 28, 2015
Assets

Current assets:
Cash and cash equivalents	$83.1	$110.1
Accounts receivable	732.5	598.9
Inventories	1,851.6	1,827.2
Prepaid expenses and other	310.4	374.6

Total current assets	2,977.6	2,910.8

Property, plant and equipment	3,333.4	2,681.6
Goodwill	7,138.6	6,208.2
Intangible assets	3,403.8	3,181.0
Other assets	111.6	111.4

Total assets	$16,965.0	$15,093.0

Liabilities and stockholders’ equity

Current liabilities:
Notes payable to banks	$408.3	$52.4
Current maturities of long-term debt	856.7	158.1
Accounts payable	429.3	285.8
Accrued excise taxes	33.6	28.7
Other accrued expenses and liabilities	544.4	605.7

Total current liabilities	2,272.3	1,130.7

Long-term debt, less current maturities	6,816.2	7,086.0
Deferred income taxes	1,022.2	818.9
Other liabilities	162.5	176.1

Total liabilities	10,273.2	9,211.7

CBI stockholders’ equity	6,559.6	5,770.7
Noncontrolling interests	132.2	110.6

Total stockholders’ equity	6,691.8	5,881.3

Total liabilities and stockholders’ equity	$16,965.0	$15,093.0

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data)

	Three Months Ended		Years Ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
Sales	$1,700.5	$1,506.4	$7,223.8	$6,672.1
Excise taxes	(157.3)	(150.2)	(675.4)	(644.1)
Net sales	1,543.2	1,356.2	6,548.4	6,028.0

Cost of product sold	(847.1)	(758.6)	(3,606.1)	(3,449.4)
Gross profit	696.1	597.6	2,942.3	2,578.6

Selling, general and administrative expenses	(285.0)	(243.9)	(1,177.2)	(1,078.4)
Operating income	411.1	353.7	1,765.1	1,500.2

Earnings from unconsolidated investments	22.6	0.4	51.1	21.5
Interest expense	(83.5)	(80.3)	(313.9)	(337.7)
Loss on write-off of debt issuance costs	—	—	(1.1)	(4.4)
Income before income taxes	350.2	273.8	1,501.2	1,179.6

Provision for income taxes	(104.9)	(62.3)	(440.6)	(343.4)
Net income	245.3	211.5	1,060.6	836.2
Net (income) loss attributable to noncontrolling interests	(1.9)	3.1	(5.7)	3.1
Net income attributable to CBI	$243.4	$214.6	$1,054.9	$839.3

Net income per common share attributable to CBI:
Basic – Class A Common Stock	$1.23	$1.12	$5.42	$4.40
Basic – Class B Convertible Common Stock	$1.12	$1.02	$4.92	$4.00

Diluted – Class A Common Stock	$1.19	$1.06	$5.18	$4.17
Diluted – Class B Convertible Common Stock	$1.10	$0.98	$4.79	$3.83

Weighted average common shares outstanding:
Basic – Class A Common Stock	176.024	170.415	173.383	169.325
Basic – Class B Convertible Common Stock	23.353	23.384	23.363	23.397

Diluted – Class A Common Stock	205.191	202.206	203.821	201.224
Diluted – Class B Convertible Common Stock	23.353	23.384	23.363	23.397

Cash dividends declared per common share:
Class A Common Stock	$0.31	$—	$1.24	$—
Class B Convertible Common Stock	$0.28	$—	$1.12	$—

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Years Ended
	February 29, 2016	February 28, 2015
Cash flows from operating activities
Net income	$1,060.6	$836.2
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax provision	251.0	79.3
Depreciation	180.3	162.0
Stock-based compensation	54.0	55.0
Amortization of intangible assets	40.7	40.0
Amortization of debt issuance costs	12.0	12.2
Noncash portion of loss on write-off of debt issuance costs	1.1	3.3
Change in operating assets and liabilities, net of effects from purchases of businesses:
Accounts receivable	(129.8)	16.1
Inventories	10.1	(132.5)
Prepaid expenses and other current assets	45.9	(71.2)
Accounts payable	24.7	(0.8)
Accrued excise taxes	5.1	1.6
Other accrued expenses and liabilities	(116.8)	44.7
Other	(25.2)	35.1
Total adjustments	353.1	244.8
Net cash provided by operating activities	1,413.7	1,081.0

Cash flows from investing activities
Purchases of businesses, net of cash acquired	(1,316.4)	(310.3)
Purchases of property, plant and equipment	(891.3)	(719.4)
Other investing activities	0.3	13.8
Net cash used in investing activities	(2,207.4)	(1,015.9)

Cash flows from financing activities
Proceeds from issuance of long-term debt	610.0	905.0
Net proceeds from notes payable	360.6	13.1
Excess tax benefits from stock-based payment awards	203.4	78.0
Proceeds from shares issued under equity compensation plans	113.0	63.7
Proceeds from noncontrolling interests	25.0	115.0
Dividends paid	(241.6)	—
Principal payments of long-term debt	(208.7)	(605.7)
Payments of minimum tax withholdings on stock-based payment awards	(38.6)	(28.4)
Purchases of treasury stock	(33.8)	—
Payments of debt issuance costs	(13.3)	(13.8)
Payment of delayed purchase price arrangement	—	(543.3)
Net cash provided by (used in) financing activities	776.0	(16.4)

Effect of exchange rate changes on cash and cash equivalents	(9.3)	(2.5)

Net increase (decrease) in cash and cash equivalents	(27.0)	46.2
Cash and cash equivalents, beginning of year	110.1	63.9
Cash and cash equivalents, end of year	$83.1	$110.1

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

On August 3, 2015, we acquired the Meiomi wine brand and certain related assets (“Meiomi”). On December 16, 2015, we acquired all of the issued and outstanding common and preferred stock of Home Brew Mart, Inc. d/b/a Ballast Point Brewing & Spirits (“Ballast Point”). We define organic net sales for the respective periods as reported net sales less net sales of Meiomi and Ballast Point products. We provide organic net sales and percentage change in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) because we use this information in monitoring and evaluating the underlying business trends of our core operations. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.

	Three Months Ended				Constant Currency Percent Change (1)	Years Ended				Constant Currency Percent Change (1)
	February 29, 2016	February 28, 2015	Percent Change	Currency Impact		February 29, 2016	February 28, 2015	Percent Change	Currency Impact
Consolidated net sales	$1,543.2	$1,356.2	14%	(1%)	15%	$6,548.4	$6,028.0	9%	(1%)	10%
Less: Meiomi (2)	(35.3)	—				(73.8)	—
Less: Ballast Point (3)	(27.2)	—				(27.2)	—
Consolidated organic net sales	$1,480.7	$1,356.2	9%	(1%)	10%	$6,447.4	$6,028.0	7%	(1%)	8%

Beer net sales	$806.0	$661.0	22%	—%	22%	$3,622.6	$3,188.6	14%	—%	14%
Less: Ballast Point (3)	(27.2)	—				(27.2)	—
Beer organic net sales	$778.8	$661.0	18%	—%	18%	$3,595.4	$3,188.6	13%	—%	13%

Wine and Spirits net sales	$737.2	$691.9	7%	(2%)	9%	$2,925.8	$2,839.4	3%	(3%)	6%
Less: Meiomi (2)	(35.3)	—				(73.8)	—
Wine and Spirits organic net sales	$701.9	$691.9	1%	(2%)	4%	$2,852.0	$2,839.4	—%	(3%)	3%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the periods December 1, 2015, through February 29, 2016, and August 3, 2015, through February 29, 2016, included in the three months and year ended February 29, 2016, respectively.

(3)	For the period December 16, 2015, through February 29, 2016, included in the three months and year ended February 29, 2016.

Constellation Brands, Inc. and Subsidiaries
SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION

BEER (in millions, branded product, 24-pack, 12-ounce case equivalents)

	Three Months Ended			Years Ended
	February 29, 2016	February 28, 2015	Percent Change	February 29, 2016	February 28, 2015	Percent Change
Shipment volume	48.4	41.7	16.1%	224.1	201.4	11.3%
Organic shipment volume (1)	47.5	41.7	13.9%	223.2	201.4	10.8%

Depletion volume (2) (3)			13.2%			12.4%
WINE AND SPIRITS (in millions, branded product, 9-liter case equivalents)

	Three Months Ended			Years Ended
	February 29, 2016	February 28, 2015	Percent Change	February 29, 2016	February 28, 2015	Percent Change
Shipment volume	17.1	16.1	6.2%	68.2	66.0	3.3%
Organic shipment volume (4)	16.8	16.1	4.3%	67.6	66.0	2.4%
U.S. Domestic shipment volume	13.3	12.8	3.9%	51.9	50.5	2.8%
U.S. Domestic organic shipment volume (4)	13.0	12.8	1.6%	51.3	50.5	1.6%
U.S. Domestic Focus Brands shipment volume (5)	7.5	6.3	19.0%	27.8	25.6	8.6%
U.S. Domestic organic Focus Brands shipment volume (4) (5)	7.2	6.3	14.3%	27.2	25.6	6.3%

U.S. Domestic depletion volume (2) (6)			0.2%			1.1%
U.S. Domestic Focus Brands depletion volume (2) (5) (6)			3.5%			5.0%

(1)	Includes an adjustment to remove Ballast Point shipment volumes for the period December 16, 2015, through February 29, 2016, for the three months and year ended February 29, 2016.

(2)	Depletions represent distributor shipments of our respective branded products to retail customers, based on third-party data.

(3)	Includes depletion of Ballast Point products for the prior comparable period of December 16, 2014, through February 28, 2015, for the three months and year ended February 28, 2015.

(4)
Includes an adjustment to remove Meiomi shipment volumes for the periods December 1, 2015, through February 29, 2016, and August 3, 2015, through February 29, 2016, for the three months and year ended February 29, 2016, respectively.

(5)
U.S. Domestic Focus Brands include the following brands:  Black Box, Clos du Bois, Estancia, Franciscan Estate, Inniskillin, Kim Crawford, Mark West, Meiomi, Mount Veeder, Robert Mondavi, Ruffino, Saved, Simi, SVEDKA Vodka, The Dreaming Tree and Wild Horse.

(6)
Includes depletion of Meiomi products for the prior comparable periods of December 1, 2014, through February 28, 2015, and August 3, 2014, through February 28, 2015, for the three months and year ended February 28, 2015, respectively.

Constellation Brands, Inc. and Subsidiaries SUMMARIZED SEGMENT AND EARNINGS FROM UNCONSOLIDATED INVESTMENTS INFORMATION (in millions)

	Three Months Ended			Years Ended
	February 29, 2016	February 28, 2015	Percent Change	February 29, 2016	February 28, 2015	Percent Change
Beer
Segment net sales	$806.0	$661.0	22%	$3,622.6	$3,188.6	14%
Segment gross profit	$401.7	$303.8	32%	$1,776.0	$1,465.8	21%
% Net sales	49.8%	46.0%		49.0%	46.0%
Segment operating income	$280.1	$217.2	29%	$1,264.1	$1,017.8	24%
% Net sales	34.8%	32.9%		34.9%	31.9%

Wine and Spirits
Wine net sales	$659.9	$611.2	8%	$2,591.4	$2,523.4	3%
Spirits net sales	77.3	80.7	(4%)	334.4	316.0	6%
Segment net sales	$737.2	$691.9	7%	$2,925.8	$2,839.4	3%
Segment gross profit	$313.9	$288.1	9%	$1,235.0	$1,172.3	5%
% Net sales	42.6%	41.6%		42.2%	41.3%
Segment operating income	$184.2	$161.9	14%	$727.0	$674.3	8%
% Net sales	25.0%	23.4%		24.8%	23.7%
Earnings (losses) from unconsolidated investments	$(1.9)	$0.4	NM	$26.6	$21.5	24%

Corporate Operations and Other segment operating loss	$(29.6)	$(29.4)	1%	$(125.5)	$(109.1)	15%

Consolidated operating income	$411.1	$353.7		$1,765.1	$1,500.2
Comparable Adjustments	23.6	(4.0)		100.5	82.8
Comparable operating income	$434.7	$349.7		$1,865.6	$1,583.0

Consolidated earnings from unconsolidated investments	$22.6	$0.4		$51.1	$21.5
Comparable Adjustments	(24.5)	—		(24.5)	—
Comparable earnings (losses) from unconsolidated investments	$(1.9)	$0.4		$26.6	$21.5

Consolidated EBIT	$432.8	$350.1		$1,892.2	$1,604.5

NM=Not Meaningful

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because we use this information in evaluating the results of our core operations and/or internal goal setting. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the periods presented. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Please refer to our website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended February 29, 2016			Three Months Ended February 28, 2015			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)
Net sales	$1,543.2		$1,543.2	$1,356.2	$(3.3)	$1,352.9	14%	14%
Cost of product sold	(847.1)	$19.5		(758.6)	(2.4)
Gross profit	696.1	19.5	$715.6	597.6	(5.7)	$591.9	16%	21%
Selling, general and administrative expenses	(285.0)	4.1		(243.9)	1.7
Operating income	411.1	23.6	$434.7	353.7	(4.0)	$349.7	16%	24%
Earnings from unconsolidated investments	22.6	(24.5)		0.4
EBIT			$432.8			$350.1	NA	24%
Interest expense	(83.5)			(80.3)
Income before income taxes	350.2	(0.9)	$349.3	273.8	(4.0)	$269.8	28%	29%
Provision for income taxes	(104.9)	0.9		(62.3)	(0.2)
Net income	245.3	—		211.5	(4.2)
Net (income) loss attributable to noncontrolling interests	(1.9)			3.1	(2.9)
Net income attributable to CBI	$243.4	$—	$243.4	$214.6	$(7.1)	$207.5	13%	17%

EPS (1)	$1.19	$—	$1.19	$1.06	$(0.04)	$1.03	12%	16%

Weighted average common shares outstanding – diluted	205.191		205.191	202.206		202.206

Gross margin	45.1%		46.4%	44.1%		43.8%
Operating margin	26.6%		28.2%	26.1%		25.8%
Effective tax rate	30.0%		29.8%	22.8%		23.2%

	Three Months Ended February 29, 2016				Three Months Ended February 28, 2015
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (2)	Restructuring and Related Charges	Other (3)	Total	Acquisitions, Divestitures and Related Costs (2)	Other (3)	Total
Net sales	$—	$—	$—	$—	$—	$(3.3)	$(3.3)
Cost of product sold	$15.0	$—	$4.5	$19.5	$0.9	$(3.3)	$(2.4)
Selling, general and administrative expenses	$2.7	$1.4	$—	$4.1	$9.4	$(7.7)	$1.7
Operating income	$17.7	$1.4	$4.5	$23.6	$10.3	$(14.3)	$(4.0)
Earnings from unconsolidated investments	$—	$—	$(24.5)	$(24.5)	$—	$—	$—
Provision for income taxes	$(6.1)	$(0.5)	$7.5	$0.9	$(1.4)	$1.2	$(0.2)
Net loss attributable to noncontrolling interests	$—	$—	$—	$—	$(2.9)	$—	$(2.9)
Net income attributable to CBI	$11.6	$0.9	$(12.5)	$—	$6.0	$(13.1)	$(7.1)

EPS (1)	$0.06	$—	$(0.06)	$—	$0.03	$(0.06)	$(0.04)

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the three months ended February 29, 2016, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized primarily in connection with the June 2013 beer business and December 2014 glass production plant acquisitions, and Meiomi. For the three months ended February 28, 2015, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized in connection with the June 2013 beer business and December 2014 glass production plant acquisitions.

(3)
For the three months ended February 29, 2016, other consists of dividend income from a retained interest in a previously divested business and a net loss from the mark to fair value of undesignated commodity derivative contracts. For the three months ended February 28, 2015, other consists primarily of (i)  recovery of costs associated with the second quarter of fiscal 2015 voluntary product recall of select packages in the U.S. and Guam of Corona Extra beer, (ii)  a gain from an adjustment to a certain guarantee originally recorded in connection with a prior divestiture and (iii)  a net gain on the sale of and the write-down of certain property, plant and equipment.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

	Year Ended February 29, 2016			Year Ended February 28, 2015			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)
Net sales	$6,548.4		$6,548.4	$6,028.0		$6,028.0	9%	9%
Cost of product sold	(3,606.1)	$68.7		(3,449.4)	$59.5
Gross profit	2,942.3	68.7	$3,011.0	2,578.6	59.5	$2,638.1	14%	14%
Selling, general and administrative expenses	(1,177.2)	31.8		(1,078.4)	23.3
Operating income	1,765.1	100.5	$1,865.6	1,500.2	82.8	$1,583.0	18%	18%
Earnings from unconsolidated investments	51.1	(24.5)		21.5
EBIT			$1,892.2			$1,604.5	NA	18%
Interest expense	(313.9)			(337.7)
Loss on write-off of debt issuance costs	(1.1)	1.1		(4.4)	4.4
Income before income taxes	1,501.2	77.1	$1,578.3	1,179.6	87.2	$1,266.8	27%	25%
Provision for income taxes	(440.6)	(25.8)		(343.4)	(30.6)
Net income	1,060.6	51.3		836.2	56.6
Net (income) loss attributable to noncontrolling interests	(5.7)	0.3		3.1	(2.9)
Net income attributable to CBI	$1,054.9	$51.6	$1,106.5	$839.3	$53.7	$893.0	26%	24%

EPS (1)	$5.18	$0.25	$5.43	$4.17	$0.27	$4.44	24%	22%

Weighted average common shares outstanding – diluted	203.821		203.821	201.224		201.224

Gross margin	44.9%		46.0%	42.8%		43.8%
Operating margin	27.0%		28.5%	24.9%		26.3%
Effective tax rate	29.3%		29.6%	29.1%		29.5%

	Year Ended February 29, 2016				Year Ended February 28, 2015
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (4)	Restructuring and Related Charges (5)	Other (6)	Total	Acquisitions, Divestitures and Related Costs (4)	Other (6)	Total
Cost of product sold	$50.1	$—	$18.6	$68.7	$28.4	$31.1	$59.5
Selling, general and administrative expenses	$15.4	$16.4	$—	$31.8	$30.5	$(7.2)	$23.3
Operating income	$65.5	$16.4	$18.6	$100.5	$58.9	$23.9	$82.8
Earnings from unconsolidated investments	$—	$—	$(24.5)	$(24.5)	$—	$—	$—
Loss on write-off of debt issuance costs	$—	$—	$1.1	$1.1	$—	$4.4	$4.4
Provision for income taxes	$(21.8)	$(6.0)	$2.0	$(25.8)	$(16.5)	$(14.1)	$(30.6)
Net (income) loss attributable to noncontrolling interests	$0.3	$—	$—	$0.3	$(2.9)	$—	$(2.9)
Net income attributable to CBI	$44.0	$10.4	$(2.8)	$51.6	$39.5	$14.2	$53.7

EPS (1)	$0.22	$0.05	$(0.01)	$0.25	$0.20	$0.07	$0.27

(4)
For the year ended February 29, 2016, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized primarily in connection with the June 2013 beer business and December 2014 glass production plant acquisitions, and Meiomi. For the year ended February 28, 2015, acquisitions, divestitures and related costs consist primarily of integration and other acquisition-related costs recognized in connection with the June 2013 beer business acquisition.

(5)
For the year ended February 29, 2016, restructuring and related charges consist of costs recognized in connection with the company’s plan initiated in May 2015 to streamline and simplify processes, and shift resources and investment to long-term, profitable growth opportunities across the business (the “Fiscal 2016 Plan”).

(6)
For the year ended February 29, 2016, other consists primarily of dividend income from a retained interest in a previously divested business and a net loss from the mark to fair value of undesignated commodity derivative contracts. For the year ended February 28, 2015, other consists primarily of a net loss from the mark to fair value of undesignated commodity derivative contracts, primarily driven by diesel fuel derivative contracts, and a loss on the write-off of debt issuance costs, partially offset by a gain from an adjustment to a certain guarantee originally recorded in connection with a prior divestiture and a net gain on the sale of and the write-down of certain property, plant and equipment.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - EPS

	Range for the Year Ending February 28, 2017
Forecasted EPS - reported basis (GAAP)	$6.00	$6.30
Acquisitions, divestitures and related costs (1)	0.05	0.05
Forecasted EPS - comparable basis (Non-GAAP) (2)	$6.05	$6.35

Actual for the Year Ended February 29, 2016
EPS - reported basis (GAAP)	$5.18
Acquisitions, divestitures and related costs (1)	0.22
Restructuring and related charges (3)	0.05
Other (4)	(0.01)
EPS - comparable basis (Non-GAAP) (2)	$5.43

(1)
Includes an estimated $0.03 and $0.02 EPS for the year ending February 28, 2017, associated with integration and other acquisition-related costs in connection with the June 2013 beer business acquisition and Meiomi. Includes $0.14, $0.07 and $0.01 EPS for the year ended February 29, 2016, associated with transaction, integration and other acquisition-related costs recognized in connection with the June 2013 beer business and December 2014 glass production plant acquisitions, Meiomi and Ballast Point, respectively. (2)

(2)	May not sum due to rounding as each item is computed independently.

(3)	Includes $0.05 EPS for the year ended February 29, 2016, associated with the Fiscal 2016 Plan.

(4)
Includes ($0.08) and $0.06 EPS for the year ended February 29, 2016, associated with dividend income from a retained interest in a previously divested business and a net loss from the mark to fair value of undesignated commodity derivative contracts, respectively. (2)

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - FREE CASH FLOW
(in millions)

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2017
Net cash provided by operating activities (GAAP)	$1,500.0	$1,700.0
Purchases of property, plant and equipment	(1,250.0)	(1,350.0)
Free cash flow (Non-GAAP)	$250.0	$350.0
	Actual for the Year Ended February 29, 2016	Actual for the Year Ended February 28, 2015
Net cash provided by operating activities (GAAP)	$1,413.7	$1,081.0
Purchases of property, plant and equipment	(891.3)	(719.4)
Free cash flow (Non-GAAP)	$522.4	$361.6